FORGE FINANCIAL GROUP, INC.

December 28, 2010

AnythingIT, Inc.
17-09 Zink Place, Unit 1
Fairlawn, NJ 07410

Attn: David Bernstein, CEO

Re: Private Placement of Convertible Debt

Gentlemen:

This will confirm our agreement that Forge Financial Group, Inc. ("Forge") shall, for the term of this agreement, from the date hereof through February 28, 2011 (unless extended by mutual agreement), render its services to AnythingIT Inc. (the "Company"), as exclusive financial advisor and investment banker regarding the intention of the Company to raise up to $500,000 (plus a 10% over allotment option granted to Forge) in Subordinated Convertible Promissory Notes as more fully described on the Term Sheet attached hereto as Exhibit A and made part hereof (the "Financing").

1. **The Financing**. As soon as practicable after preparation of suitable and mutually agreeable offering materials and subject to continued due diligence, Forge shall use its best efforts to arrange the Financing with institutional or accredited investors acceptable to the Company.

2. **Placement Fees**. The Company shall pay Forge, as compensation for its services, 10% of the gross proceeds of the Financing, which is payable in cash at the initial closing, and payable thereafter as financing proceeds are received by the Company, plus five year cashless warrants to purchase 10% of the number of shares issuable upon conversion of the Promissory Notes, exercisable at $.10 per share, and 10% of the number of shares underlying the investor warrants, exercisable at $.15 per share. This placement fee will apply to any proceeds received during the term of this agreement and within 12 months of the termination of the term of this agreement from sources introduced to the Company by Forge during the term of this agreement. The Company shall also pay to Forge 5% of the gross proceeds of the exercise of investor Warrants in compensation for its services in connection with Warrant exercise solicitation. In the event the Company refuses or otherwise fails to complete the Financing despite performance by Forge (sufficient arrangements have been made by

Forge so that Financing contemplated hereby is in a position to be consummated) then the Company shall pay to Forge a "break-up" fee as compensation for services and as liquidated damages in lieu of any all other damages (which would otherwise be difficult to ascertain), in addition to any advances paid pursuant to this agreement, the amount of twenty-five thousand dollars together with reasonable documented expenses, subject to the aggregate expense reimbursement provision of paragraph 4 below.

3. **Cooperation.** The Company and Forge shall cooperate with one another fully in order to consummate the Financing contemplated herein as expeditiously as practicable. In particular, the Company will prepare such offering and supporting materials as Forge may reasonably request.

   Further, for a period of three years from the first closing of the Financing, the Company will provide to Forge financial information to include profit and loss statement and cash position and cash outflows in the previous month.

4. **Expenses.** The Company agrees to pay to or promptly reimburse Forge for its expenses related to the Financing (including Forge legal fees and expenses), not to exceed $25,000.

5. **Confidentiality.** Forge will not disclose to any other person, firm or Corporation, nor use for its own benefit or after the term of this agreement, any trade secrets or other confidential information designated by the Company which is acquired by Forge in the course of performing services hereunder. (A trade secret is information not generally known to the trade, which gives the Company an advantage over its competitors. Trade secrets can include, by the way of example, products or services under development, production methods and processes, sources of supply customer list, and marketing plans). Any financial advice rendered by Forge pursuant to this agreement may not be disclosed publicly in any manner without the prior written approval of Forge. At the conclusion of this engagement and upon request by the Company, Forge shall return all material deemed confidential, supplied by the Company and confirm that any and all copies of such material have been destroyed.

6. **Indemnification.** The Company hereby agrees to indemnify, defend and hold harmless Forge and its affiliates, the respective directors officers agents and employees of Forge and its affiliates and each other person, if any, controlling Forge or any of its affiliates from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) arising out of the engagement of Forge by the Company pursuant to the terms hereof or in connection therewith, and will reimburse Forge and any other party entitled to be indemnified hereunder for all expenses (including attorney's fees) in connection to pending or threatened litigation in which Forge or any of its affiliates is a party. The Company will not however, be responsible for any claims, liabilities, losses damages or expenses, which have resulted from Forge misconduct or gross negligence.

The Company also agrees that neither Forge, nor any of its affiliates, nor any person controlling Forge, or any of its affiliates, shall have any liability to the Company for or in connection with the engagement pursuant to the terms hereof, except for any such liability for losses, claims, damages, or expenses incurred by the Company that result from Forge's misconduct or gross negligence. The foregoing agreement shall be in addition to any rights that Forge or any indemnified party may have related to common law or otherwise, including, but not limited to, any right to contribution. The Company hereby consents to personal jurisdiction, services of process and venue in any court in which any claim subject to this indemnification provision is brought against Forge or any other indemnified party, only with respect to any other claim that may be made against the Company. The obligation to indemnify Forge pursuant to the terms of this paragraph shall survive and remain in full force and effect following the completion of any transaction contemplated herein or the expiration or termination of this agreement.

Forge hereby agrees to indemnify, defend and hold harmless the Company and its affiliates, the directors, officers, agents and employees of the Company and its affiliates and each other person, if any, controlling the Company of its affiliates, from against any losses, claims, damages or liabilities (or actions, including shareholder action sin respect thereof) incurred as a result of claims asserted by third parties arising out of misconduct or gross negligence of Forge in connection the engagement of Forge hereunder for all expenses (including attorneys fees) as they are incurred by the Company or any other indemnified party in connection with investing, preparing or defending any such action of claim, whether or not in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the Company, or any of its affiliates is a party. Forge agrees that neither the Company, nor any of its affiliates, nor any person for or in connection with Forge's engagement pursuant to the terms hereof, shall have any liability to Forge for or in connection with the engagement pursuant to the terms hereof, except for any liability for losses, claims, damages, liabilities or expenses that result from the Company's misconduct or gross negligence. The foregoing agreement shall be in addition to any rights that any indemnified party may have related to common law or otherwise including, but not limited to any right of contribution. Forge hereby consents to personal jurisdiction, service of process and venue in any court in which any claim subject to this indemnification provisions brought against the company, or any other claim that may be bought against Forge.

Forge's obligation to indemnify the Company and others pursuant to the terms of this paragraph to the terms of this paragraph shall survive and remain in full force and effect following the completion of any transaction contemplated herein or the expiration or termination of this agreement. Jurisdiction and Venue of any legal proceeding shall be governed by Paragraph 7.

7. **Governing Law.** The internal laws of the State of Florida shall govern this agreement. Any dispute arising out of this agreement shall be adjusted in the courts of the State of Florida or in the federal courts sitting in the Southern District of the State of Florida.

8. **Due Authority**. The Company and Forge each represents to the other That it has due authority to enter into this agreement and that the officer executing this agreement has full authority to do so.

9. **Enforcement.** If any legal action or other proceeding is brought in Connection with the interpretation or enforcement of any of the provisions of this agreement, the prevailing party shall be entitled to recover it reasonable attorney's fees and other costs incurred in an action or proceeding in addition to any other relief to which the party may be entitled.

10. **Subsequent Placement Agreement.** It is the intention of Forge and the Company to replace this preliminary letter agreement with a more formal Placement Agreement prior to the first closing of the Financing.

Please confirm that the foregoing correctly sets forth our understanding by signing a copy of this letter where provided and returning it to us at your earliest convenience.

Very truly yours,
Forge Financial Group, Inc.

By: ______________________
Joseph Conti, CEO

Accepted and Agreed,
AnyhtingIT Inc.

By: ______________________
David Bernstein, CEO

Exhibit A

AnythingIT Inc.

Term Sheet

December 28, 2010

Size of Offering	-	Up to $500,000 plus 10% over- allotment option to Placement Agent.
Securities Offered	-	Three Year Subordinated Convertible Promissory Notes.
Interest	-	12% per annum payable in shares of Common Stock valued at $0.10 per share issuable annually in arrears and at any conversion date pro rated from last date of issuance.
Conversion	-	At option of Noteholders at any time at $0.10 per share. At option of Company if shares of Common Stock are trading at $0.20 or higher for 20 consecutive days.
Maturity Date and Repayment	-	December 31, 2013. If not converted prior to Maturity Date Company to have up to one year from Maturity Date to repay Notes with interest continuing at 12% per annum on outstanding balance payable in shares of Common Stock valued at $0.10 per share.
Prepayment	-	The Company may prepay the Promissory Notes after December 31, 2012 by giving the Noteholders twenty days written notice of intention to prepay. During

		such twenty day period the Noteholders may elect to convert the Promissory Notes. If the Noteholders do not elect to covert, the Company may prepay the Promissory Notes in cash, with the issuance of interest shares calculated through the maturity date (12/31/13).
Warrants	-	For each $100,000 in Promissory Notes Investors to receive three year Warrants to purchase 400,000 shares of Common Stock exercisable at $0.15 per share. The shares underlying the Warrants will be included in any registration statement filed by the Company.
Placement Agent and Fees	-	Forge Financial Group, Inc. to be compensated with a contingent success fee equal to 10% of the gross proceeds of the Financing and five year Warrants to purchase a number of shares of Common stock equal to 10% of the number of shares issuable on conversion of the Promissory Notes, exercisable at $0.10 per share, and10% of the number shares issuable on exercise of the Noteholders Warrants, exercisable at $0.15 per share. The Company to pay or reimburse Forge for any expenses relating to the Financings.